UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Ally Financial Inc.

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ALLY FINANCIAL INC.

The following information supplements information contained in Ally Financial Inc.’s Definitive Proxy Statement dated March 23, 2018 for the 2018 annual stockholder meeting to be held on May 8, 2018.

April 23, 2018

Dear Ally Stockholder:

Last Friday, April 20, we first learned that Institutional Shareholder Services (ISS) is recommending that you vote against the election of Franklin W. Hobbs, the independent Chairman of the Board of Directors of Ally Financial Inc.

I am writing to make you aware that I and the other directors strongly disagree with this recommendation.

Only four months ago, the board of directors of Ribbon Communications Inc.—where Mr. Hobbs has served as a director—asked him to assume the role of president and chief executive officer. This alone is what precipitated the unfavorable evaluation of his total directorships by ISS and ultimately its recommendation against his candidacy, and I believe that this is premature. As we and others recognize, Mr. Hobbs should be afforded a reasonable amount of time to assess how the appointment impacts each of his outside commitments and to discuss the matter with those affected individually. Four months, I believe, is hardly reasonable.

We are announcing today, however, that—independent of the report from ISS—Mr. Hobbs has tendered his resignation from the board of directors of Lord Abbett & Company effective April 23, 2018.

This now brings him in line with the ISS policy on total directorships and, in our view, should prompt the firm to recommend his candidacy without qualification.

Still, I would be remiss in not highlighting the considerations that I and the other directors believe matter more to you.

Mr. Hobbs has been and continues to be an exceptional Chairman. His commitment of time and energy to Ally’s affairs has not wavered. His experience, expertise, and judgment consistently deliver meaningful value to Ally and our investors, customers, employees, and other stakeholders. And his leadership of our Board is held in the highest regard and unequivocally endorsed by the other directors, including me.

Mr. Hobbs has provided invaluable guidance and support as Ally has transformed itself financially and operationally since the Great Recession. During his tenure as Chairman, we have restructured the balance sheet, divested substantial operations, established constructive regulatory relationships, completed a successful IPO, and created a leading brand and digital-banking franchise. In recognition of these achievements, the Financial Times in 2014 named him an Outstanding Director of the Year. In short, the accomplishments of Ally under the Chairmanship of Mr. Hobbs have been extraordinary, and his dedication to creating long-term value for Ally’s stockholders indisputable.

For these reasons, I and the other directors continue to recommend that you vote FOR the election of Mr. Hobbs to our Board.

In closing, my thanks for your consideration of these views and, equally, for your continued support of Ally.

Jeffrey J. Brown

Director and Chief Executive Officer